Exhibit 4.6 Form of Option Agreement for Directors

SPECTRE INDUSTRIES, INC.
OPTION AGREEMENT

      THIS AGREEMENT is made as of this ___ day of ________, 2000 in Vancouver, British Columbia, Canada by and between Spectre Industries, Inc. ("Spectre") a Nevada Corporation and , (the "Optionee").

                                    RECITALS

      WHEREAS, Optionee serves as a member of the Board of Directors of Spectre and in such capacity has and will render faithful and valuable service to Spectre; and

      WHEREAS, Spectre desires to continue to receive the benefit of Optionee and to more fully identify his interest with the future and the success of Spectre by granting unto him options to acquire common stock of Spectre; and

      WHEREAS, the parties hereby acknowledge that notwithstanding any other communications whether written or verbal, this agreement is intended to set forth the complete understanding of the parties hereto in respect to Spectre's granting Optionee this option.

      NOW, THEREFORE, in consideration of the promises and mutual Covenants herein contained, it has been and IT IS HEREBY AGREED AS FOLLOWS;

      1. Option to Purchase. SPECTRE hereby grants to Optionee the irrevocable right and option to purchase from SPECTRE an aggregate of 200,000 shares of the $.001 par value common stock of SPECTRE, upon terms and Conditions as hereinafter set forth. The option is granted, and its exercisability will be, contingent upon compliance with any securities registration (or registration exemption) applicable to the option grant and exercise. Upon exercise of all or a part of the Option, Optionee may be required to represent and warrant that his purchase of SPECTRE common stock pursuant to this option is for investment purposes only and not with a view to further distribution. If such representation is required the certificate representing the shares purchases shall be legended accordingly.

      2. Purchase Price. The purchase price of the shares to be acquired by the Optionee pursuant to the exercise of this option shall be $.40 (40 cents) per share and shall be paid in cash or solvent bank credits.

      3. Term of Option. This option may be exercised in full or in part at any time during its term. In the event the option is not exercised in full as herein provided, it shall continue until December 31, 2002 whereupon it shall terminate.

      4. Notice of exercise of Option. This option shall be exercised in whole or in part by written notice to Spectre at such place as Spectre's executive offices may then be located, such notice to be delivered either personally or by registered or certified mail, and to be accompanied by


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payment as prescribed in paragraph 2. Such notice shall state the number of shares Optionee elects to purchase under this Option at such time of exercise (not exceeding the maximum number of shares which Optionee has the right to purchase as of the date of such notice) and shall contain, in executed letter form, a statement of investment intent in form satisfactory to SPECTRE and its counsel. Such notice, if delivered by registered or certified mail, shall be deemed to be received by SPECTRE at the time stated in the postmark thereon for the purpose of establishing the date of exercise. However, SPECTRE shall not be obligated to issue option shares nor shall Optionee become a shareholder of record with respect to the option shares until actual receipt by SPECTRE of the notice and payment required pursuant to this paragraph.

      5. Partial Exercise. Upon partial exercise of this Option, Optionee shall receive a revised form of option agreement reflecting the right to purchase the remaining shares underlying this option (as adjusted for any partial exercise) and shall terminate on the same date as provided herein.

      6. Termination of Directorship. In the event Optionee ceases to serve as a director of SPECTRE for any reason except death or disability, the following will occur:

            (a) If no part of the option has been exercised, the option will be cancelled at the time the directorship terminated.

            (b) If a portion (but less than all) of the option has been exercised, then in SPECTRE'S sole discretion, SPECTRE may cancel any remaining portion of the Option.

      7. Optionee's Death or Disability. In the event Optionee dies prior to fully exercising the option or leaves the employment of SPECTRE by reason of disability prior to fully exercising the Option for a one-year period following such event, the unexercised portion of the Option will remain exercisable. At the expiration of such period, the then remaining unexercised portion shall be automatically cancelled.

      8. Nontransferability and Personal exercise of Option. During the lifetime of the Optionee, the option may be exercised only by the Optionee. Attempted transfer of all or any part of the option during the Optionee's lifetime will be ineffective to confer the benefits sought to be transferred, and the number of underlying shares of the Option for which the option may subsequently be exercised will correspondingly be entirely eliminated or partly reduced to the extent of the attempted transfer.

      9. Rights on Recapitalization, Merger, Etc. In the event that prior to the exercise of this option as contemplated in paragraph 5 hereof in its entirety there shall be any increase or reduction in the number of shares of capital stock of SPECTRE outstanding (for which SPECTRE did not receive compensation in money services or property) by reason of one or more stock dividends or stock splits or other capital readjustments, or in the event that the outstanding shares of SPECTRE shall be exchanged for other securities of SPECTRE or another corporation by reason of merger, consolidation or other recapitalization, or otherwise there shall be a proportionate and equitable adjustment to the terms of the option with respect to the amount and class of stock remaining subject to the option and


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the purchase price to be paid therefor.

      If SPECTRE at any time shall be merged or consolidated into or with any other corporation or substantially all of the assets of SPECTRE are assigned or transferred to another corporation or legal entity, the provisions of this option agreement shall be binding upon and shall inure to the benefit of the corporation or entity resulting from such merger or consolidation or to the entity to which such assets shall be transferred; and this provision shall apply in the event of any subsequent merger, consolidation, assignment or transfer.

      10. Construction. This agreement has been entered into pursuant to the laws of the state of Nevada and shall be construed in accordance with the Nevada Corporation Code.

      11. Benefit. This option agreement may be altered, amended, or modified only in writing and is binding upon the heirs and successors of the Optionee.

      12. No Shareholder Rights. Neither the Optionee nor the Optionee's successors shall have the rights of a SPECTRE shareholder unless and until the SPECTRE shares underlying this option have been purchased and the stock certificates evidencing those option shares have been issued.

      13. Withholding Taxes. Whenever, in connection with the exercise of the Option, delivery of the option shares, sales, other disposition of option shares or other events relating to the option or the option Shares, SPECTRE deems itself to be required under applicable federal, state, local or other Law or governmental regulations, to withhold taxes, SPECTRE may deduct amounts for withholding from any payment or payments owed by SPECTRE or any of its subsidiaries to the Optionee.

      14. Notices. Notices to SPECTRE under this agreement (including change of address) must be sent to its corporate Secretary at its corporate headquarters, unless specified otherwise, notices to the Optionee will be sent to the Optionee's most recent address on SPECTRE'S records.

      15. Scope of Agreement. This agreement binds, and will inure to the benefit of SPECTRE and its successors and assigns.

      16. Resolution of Disputes. Any dispute or disagreement which should arise under, or as a result of, or in any way relate to, the interpretation, construction or applicability of this agreement will be determined by the Board of Directors. Any determination made hereunder shall be final, binding, and conclusive for all purposes. 17. Disclaimer Optionee hereby acknowledges that neither Spectre nor any of its officers, agents, or representatives have made or can make any assurance that either the granting or the exercise of the option granted hereby will not give rise to adverse tax consequences and confirms and agrees that he shall have no rights or remedies against Spectre or any of its officers, agents, or representatives on account of any tax consequences flowing from the granting or exercise of this option.

      EXECUTED as of the date first set forth above.


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                              SPECTRE INDUSTRIES, INC.


                              By_____________________________________

Ian S. Grant, President


                              _______________________________________
, Optionee


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